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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

_X_  Form 10-K/10KSB
___  Form 20-F
___  Form 11-K
___  Form 10-Q/10-QSB
___  Form N-SAR

For Period Ended :  December 31, 1998

___  Transition Report on Form 10-K/10KSB
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q/10QSB
___  Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________

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PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                Metaline Mining & Leasing Company

Address of Principal Executive Office:  601 West Main Avenue, Suite 714

City, State and Zip Code:               Spokane, Washington  99201-0677

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b){section 23,047], the following should be completed. (Check box if appropriate)

___        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the
                subject quarterly report on Form 10-Q, 10-QSB, or portion
                there of will be filed on or before the fifth calendar day following the prescribed due day; and
_X_        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 10-Q and Form 10QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


Due to resignation of previous accountant on February 16, 1999 and engagement of new accountants on March 8, 1999, audited financial statements are unable to be completed in a timely manner.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Greg Lipsker                509                  455-9077
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           _X_ Yes  ___ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          _X_ Yes  ___ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


(Letter head of LeMaster & Daniels, PLLC, Accounting Firm)

STATEMENT OF INDEPENDENT AUDITORS

Due to the timing of our appointment as auditors of Metaline Mining and Leasing Company, Inc., on March 8, 1999, we have not yet completed our audit of the Registrant's 1998 financial statements in order to include our report and aht financial statements in the Registrant's Form 10-KSB. We expect to complete the audit and issue our report by April 15, 1999.

/s/ LeMaster & Daniels, PLLC
Spokane, Washington
March 30, 1999


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                                 SIGNATURE
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METALINE MINING & LEASING COMPANY

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Greg Lipsker                     Date:  March 30, 1999
_____________________________________    ______________________________

Title: President